1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Updates
Exploration and Development Activities Including
Successful Production Test at Laphroaig

NEW ORLEANS, LA, March 21, 2007 - McMoRan Exploration Co. (NYSE: MMR) today updated its exploration and development activities including a successful production test at the Laphroaig discovery, located onshore in St. Mary Parish, LA. The production test indicated a gross flow rate of approximately 40.6 million cubic feet of natural gas per day (MMcf/d), 15.6 MMcf/d net to McMoRan, on a 31/64th choke with flowing tubing pressure of 13,177 pounds per square inch. Infrastructure near this onshore location would allow production to be established quickly with first production currently expected in the third quarter of 2007.

As previously reported, the Laphroaig discovery was deepened to a true vertical depth of 19,060 feet in February 2007. Wireline logs indicated that the well encountered 56 net feet of high quality gas bearing sand over a 75 foot gross interval. McMoRan has rights to approximately 2,200 gross acres in this area and has a 50.0 percent working interest and a 38.5 percent net revenue interest. Energy XXI (Bermuda) Limited (AIM: EGY) has a 31.25 percent working interest and an approximate 24.4 percent net revenue interest in the well. A private partner has the remaining interest.

The Hurricane Deep well at South Marsh Island Block 217 commenced drilling on October 26, 2006 and was drilled to a true vertical depth of 20,712 feet. Logs have indicated that an exceptionally thick upper Gyro sand was encountered totaling 900 gross feet. Based on wireline logs the top of this Gyro sand is credited with a potential of 40 feet of net hydrocarbons in a 53 foot gross interval. This exceptional sand thickness suggests that prospects in the Mound Point/Hurricane/JB Mountain/Blueberry Hill area may have thick sands as potential Gyro reservoirs.

The Hurricane Deep well is being temporarily abandoned pending receipt of special tubulars, which are expected to be received in mid-2007. First production from the Gyro sand is expected in the third quarter of 2007. McMoRan also has two zones behind pipe in the shallower Rob-L and Operc sections of the well. The Hurricane Deep prospect is located in twelve feet of water on OCS 310, one mile northeast of the Hurricane discovery well which is currently producing. McMoRan controls 7,700 gross acres in this area. McMoRan has a 25.0 percent working interest and a 17.7 percent net revenue interest. Hurricane Deep is McMoRan’s seventh successful well in the OCS 310/State Lease 340 area.

The Cas exploratory well at South Timbalier Block 70 commenced drilling on January 30, 2007 with a planned true vertical depth of 25,000 feet. The rig used to drill the initial 5,000 feet of the Cas prospect was moved to Cottonwood Point. A new rig is now on location to drill the remaining 20,000 feet. The Cas prospect is located in approximately 65 feet of water. McMoRan has rights to 5,000 gross acres in this area. McMoRan has a 15.0 percent working interest and a 12.4 percent net revenue interest.

The Cottonwood Point exploratory prospect at Vermilion Block 31 commenced on March 1, 2007 and is currently drilling below 5,000 feet with a proposed total depth of 21,000 feet. McMoRan has a 15.0 percent working interest and an 11.3 percent net revenue interest in the Cottonwood Point well.

McMoRan has proposed drilling a development well at Point Chevreuil in the second quarter of 2007 to delineate the proved reserves producing in the Point Chevreuil discovery located in St. Mary Parish, LA. This development well is located approximately one mile west of the original discovery and has a proposed total depth of 14,500 feet. McMoRan has rights to approximately 4,300 gross acres in this area. McMoRan holds a 25.0 percent working interest and a 17.5 percent net revenue interest in the Point Chevreuil field.

As previously reported, the Blueberry Hill well at Louisiana State Lease 340 encountered four potentially productive hydrocarbon bearing sands below 22,200 feet. Testing of this well commenced in the fourth quarter of 2006 following the receipt of special tubulars and casing for the high pressure well. The well has been perforated but production has not been established because of blockage above the perforated intervals. Additional operations to clear the blockage and complete testing of the well are expected in the coming weeks. Information obtained from the testing of the Blueberry Hill well and the results of the Hurricane Deep well will be incorporated in future plans for the JB Mountain Deep well at South Marsh Island Block 224, as all three areas demonstrate similar geologic settings and are targeting deep Miocene sands equivalent in age. McMoRan has a 49.0 percent working interest and a 35.9 percent net revenue interest in the Blueberry Hill completion and a 35.0 percent working interest and a 24.8 percent net revenue interest in JB Mountain Deep.

Since 2004, McMoRan has participated in 15 discoveries on 29 prospects that have been drilled and evaluated. Four additional prospects are either in progress or not fully evaluated. McMoRan currently has rights to approximately 370,000 gross acres and plans to participate in drilling a total of 8-10 exploratory wells in 2007.

DRILLING SCHEDULE
	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Depth	Spud Date
Exploration In-Progress
South Timbalier Block 70 “Cas”	15.0%	12.4%	5,000'	25,000'	January 30, 2007
Vermilion Block 31 “Cottonwood Point”	15.0%	11.3%	5,000'	21,000'	March 1, 2007
Near-Term Wells
South Marsh Island Block 212 “Flatrock”	25.0%	18.8%	n/a	16,500'	March 2007
Louisiana State Lease 340 “Mound Point South”	18.3%	14.5%	n/a	20,000'	April 2007
St. Mary Parish, LA “Point Chevreuil Development”	25.0%	17.5%	n/a	14,500'	Second-Quarter 2007
Matagorda Island Blocks 526/557 “Deep Cavallo”	40.0%	29.8%	n/a	14,000'	Mid-2007

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, and anticipated and potential production and flow rates. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; and general exploration and development risks and hazards. Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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